Exhibit 10.5

EMPLOYMENT AGREEMENT

This Employment Agreement is entered into as of the 1st day of December, 2000, which date is of even date with the Closing Date of a Stock Purchase Agreement between Data Conversion Inc. and Patni Computer Systems Limited for the acquisition of 25% of the shares of Data Conversion Inc., by and between Data Conversion Inc., a Company organized under the laws of the Commonwealth of Massachusetts with its principal place of business at 238 Main Street, Cambridge, Massachusetts 02142 (Company) and Narendra K. Patni of 100 Memorial Drive, Cambridge, Massachusetts 02142 (Employee).

RECITALS

The Company is engaged in the business of software development and E commerce activities.

The Company requires the services of a President and Chief Executive Officer to manage its operations and discharge its obligations under its existing and future contracts and relationships.

The Employee has been employed as President by the Company since its inception and desires to continue to be employed under the terms of a formal contract of employment.

The Company and the Employee desire to continue the employment relationship and have negotiated the terms and conditions of that relationship and now desire to memorialize their agreement in a writing.

NOW THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound, the Company and Employee agree as follows:

1. Engagement, Duties and Term

A.  Employee is hereby employed and the Employee hereby accepts employment as the President and Chief Executive Officer of the Company for an Initial Term of five (5) years beginning on the Effective Date noted above and continuing through the Initial Term and any extensions thereof unless sooner terminated as provided herein.

B.  Employee shall serve the Company loyally, diligently and effectively, and shall at all times exert his best efforts in the Company’s interest. Employee shall have all of the powers, prerogatives and duties that are customarily and appropriately vested in a President and CEO and shall be subject to such further duties and responsibilities reasonably assigned to him by the Board of Directors of the Company.

C.  Extension of term: Six (6) months prior to the end of the Initial Term, Employee will give written notice to the Company of his intention to extend the term for one (1) Extension Term of five (5) years on such terms and conditions as shall be mutually agreed by the Employee and Board of Directors prior to the start of the Extension Term. If the parties cannot agree on the terms and conditions for the Extension Term, the Agreement shall be extended on the same terms as were in effect during the last year of the Initial Term including the Base Salary adjustment. The Board of Directors of the Board of Directors shall have the option to terminate this Agreement at any time after the start of the Extension Term by paying Employee his most recent Annual Salary for the balance of the Extension Term.

2. Compensation

The Company shall pay Employee as compensation the following amounts:

A.  Base Salary:  For the first year of the Initial Term, Employee’s salary per year shall be $500,000 payable in accordance with Company’s practice (monthly) in twelve (12) installments of $41,666.66 less applicable deductions. After the first year, the Base Salary for each year of the Initial and the Extension Term shall be subject to upward adjustment of 10% of the last year’s Base Salary.

B.  Incentive Compensation:  The Employee shall be eligible to participate in an Incentive Compensation Plan including ESOP in Patni Computer Systems Limited (PCS) in accordance with its ESOP for its Employees and Directors.

3. Benefits

A.  The Employee will be entitled to participate in all current and future benefit and insurance programs available to employees of the Company. The Company will secure and pay for policies covering full and partial disability as well as provide the following: full-coverage family medical and dental insurance and a Travel and Accident Policy equal to 2 times the Employee’s then Base Salary.

B.  Pension: The Employee shall be eligible to participate in any Employee or Executive Pension Plans in effect or instituted by the Company.

C.  Automobiles: The Company will provide while this Agreement is in effect, full coverage leases for two (2) automobiles for the Employee. The cars will be equivalent to those currently used by Employee and their future equivalents and leases shall be for terms not to exceed 3 years unless otherwise agreed.

D.  Business Expenses:  The Company will reimburse Employee for all reasonable Business Expenses incurred by him in the performance of his duties.

E.  Vacation:  Employee shall be entitled to take up to six (6) weeks vacation per year for each year of the Initial or Extension Term. Any vacation time not taken shall accrue and in the event of termination of this Agreement for any reason, accrued vacation shall be paid to the Employee.

4. Termination

This Agreement shall terminate upon the first to occur of any of the following:

(a)                                  Expiration of the Initial Term provided the Employee has not exercised his sole option to extend;

(b)                                 Employee’s death while this agreement is in effect;

(c)                                  Permanent Disability (as hereinafter defined) while this Agreement is in effect.

(d)                                 Termination of the Employment by the Board of Directors during the Extension Term.

(e)                                  Resignation by Employee due to unresolvable issues with the Board of Directors.

Employee shall be deemed “Permanently Disabled” upon the occurrence of any of the following events: (i) the Company shall receive a written certificate from a physician who is on the staff of a hospital which is affiliated with an accredited medical school stating that, based upon such physician’s examination of Employee, it is such physician’s opinion that, as of the date of such certification and for a period of sixty (60) days thereafter, Employee is and will be substantially unable to perform his customary duties there; or (ii) the expiration of a one hundred twenty (120) consecutive day period throughout which Employee is substantially unable to perform his customary duties hereunder as a result of physical or mental illness or injury; or (iii) the adjudication of Employee as an incompetent or a disabled person and the appointment of a conservator or a guardian for his person or property by a court of competent jurisdiction.

In the event of termination for any of the reasons specified in this Clause 4 above, Employee shall receive as a lump-sum Severance Payment a sum equal to five (5) times Employee’s then most recent and effective Annual Base Salary.

5. Retirement:

The Company shall provide the following Retirement Benefits to the Employee or his surviving spouse:

(a)                                  On the Employee’s retirement from or the termination of his employment relationship with the Company fifty (50%) percent of the Employee’s last Annual Base Salary, payments to start when the Employee reaches the age of 65; and

(b)                                 Full medical and dental insurance coverage.

In the event of the Employee’s death, prior to electing retirement from the Company or reaching the age of 65, the foregoing benefits shall commence to be paid to the Employee’s surviving spouse until her death.

The foregoing benefit shall not be alienable by the Employee or his surviving spouse by assignment or any other method and shall not be subject to be taken by his creditors by any process whatsoever.

6. General:

(a)                                  This Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

(b)                                 Any notices to be delivered under this Agreement must be in writing and shall be effective when delivered personally or deposited by certified mail, return receipt requested, to the addresses specified on page 1.

(c)                                  This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

(d)                                 No failure by either party to take any action or assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right.

(e)                                  If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, the remaining provisions of this Agreement will remain in full force and effect.

(f)                                    This Agreement contains the complete and exclusive understanding of the parties with respect to the subject matter and supersedes all prior or contemporaneous oral or written communications related thereto. Any amendment or supplement to these terms and conditions must be in writing and signed by each of the parties.

This Agreement was approved by the Board of Directors of Company by Unanimous Written Consent and such Consent is filed with the records of the Corporation as a vote taken at a meeting.

IN WITNESS WHEREOF, this Agreement has been executed in counterparts by the parties under seal to be effective as of the date first written above.

Data Conversion Inc Company

BY:	/s/ John Ganick, Vice President
its Vice President duly authorized

/s/ Narendra K Patni
EMPLOYEE

DEED OF AMENDMENT OF THE EMPLOYMENT AGREEMENT DATED 1st DECEMBER 2000.

This Deed of Amendment dated                 records alterations and additions to the Employment Agreement dated 1st December, 2000 thereinafter referred to as the said EA) among

(1)  PATNI COMPUTER SYSTEMS, INC.  (formerly know as DCI Inc.), a Corporation incorporated under the Laws of the Commonwealth of Massachusetts, USA and having their principal place of business at 238 Main Street, Cambridge, Massachusetts 2142, USA (hereinafter referred to as Patni, Inc. or the Company) which expression shall mean and include its successors and Permitted Assigns.

And

(2)  MR. NARENDRA K. PATNI of 100 Memorial Drive, Cambridge, Massachusetts 02142, U.S.A (hereinafter referred to as NKP or the Employee)

RECORDS THAT IT IS HEREBY AGREED UPON BY AND BETWEEN THE PARTIES HERETO THAT:-

THE SAID EA SHALL STAND RECTlFIED AND AMENDED AS UNDER:-

1)              Paragraph 1(A) of the said EA shall stand deleted and in it place and stead the following shall be substituted as paragraph [ILLEGIBLE]

“Employee is hereby employed and the Employee hereby accepts employment as the President and Chief Executive Officer of the Company for an initial term till 31st December, 2008 (hereinafter referred to as the Initial Term) and continuing through the Initial Term and any extensions thereof unless sooner terminated as provided herein.”

2)              Paragraph 5 of the EA shall stand deleted and in its stead the following shall be substituted as paragraph 5:-

“The Company shall provide the following Retirement Benefits to the Employee or his surviving spouse”

(a)                                  On the Employee’s retirement from or the termination of his employment relationship with the Company, fifty (50%) percent of the Employee’s last Annual Base Salary; and

(b)                                 Full medical and dental insurance coverage.

In the event of the Employee’s death, prior to electing retirement for the Company the foregoing benefits shall commence to be paid to the Employee’s surviving spouse until her death.

The foregoing benefit shall not be alienable by the Employee or his surviving spouse by assignment or any other method and shall not be subject to be taken by his creditors by any process whatsoever.”

3)              This agreement shall come into effect from the date hereof and thereupon the said EA shall be deemed to be and stand amended and restated and will thereafter be on the terms set out in this agreement. Such amendment and restatement is without prejudice to any accrued liabilities and obligations prior to the date hereof.

4)              Save as aforesaid the said EA and all the terms and conditions thereof and the covenants therein contained shall remain valid and subsisting to the intent and effect that the alterations and additions thereto as hereinabove indicated were incorporated in the said EA respectively and formed a part of the same as on the date of execution of the said EA.

5)              The said Agreement as altered and amended as aforesaid shall be binding upon all the parties hereto in the manner stated in the said Agreement.

6)              This agreement shall in all respects be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, including all matters of construction, validity and performance.

                        IN WITNESS WHEREOF, this Deed has been executed in counterparts by the parties under seal to be effective as of the date first written above.

Patni Computer Systems, Inc.

BY:

/s/ Narendra Kumar Patni
EMPLOYEE